NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS THIRD-QUARTER 2021 RESULTS
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AUSTIN, TX, November 15, 2021 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations focused in the Austin, Texas area and other select, fast-growing markets in Texas, today reported third-quarter 2021 results.
Highlights and Recent Developments:
•In October 2021, Stratus entered into new agreements to sell Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. (Ryman) for $260.0 million. The purchase price includes Ryman’s assumption of approximately $138 million of existing mortgage debt and is subject to downward adjustments up to $5.0 million. The transaction is targeted to close near year-end 2021. After closing costs and assumption of the outstanding loan, the sale is expected to generate pre-tax net proceeds of approximately $115 million before prorations and including $6.9 million to be escrowed for 12 months after closing. Stratus expects to record a pre-tax gain of approximately $110 million upon the closing of the sale.
•In September 2021, Stratus entered into an agreement to sell The Santal for $152.0 million, which was subsequently amended to provide the purchaser a $0.7 million repair credit. The Santal is Stratus’ wholly owned 448-unit garden-style, multi-family luxury apartment complex located in Section N of Austin’s upscale Barton Creek community. The sale is expected to close in December 2021. After closing costs and payment of the outstanding project loan, the sale is expected to generate pre-tax net proceeds of approximately $70 million. Stratus expects to record a pre-tax gain on the sale of approximately $80 million in the fourth quarter of 2021.
•Net loss attributable to common stockholders totaled $3.8 million, $0.46 per share, in third-quarter 2021, compared to a net loss of $15.1 million, $1.84 per share, in third-quarter 2020. Third-quarter 2021 results included a gain on extinguishment of debt of $3.7 million related to the forgiveness of substantially all of Stratus’ Paycheck Protection Program (PPP) loan, partly offset by a $625 thousand impairment charge for the multi-family tract of land at Kingwood Place that is under contract to sell for $5.5 million. Third-quarter 2020 results included a $9.6 million non-cash tax charge to record a valuation allowance on Stratus’ deferred tax assets.
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $2.0 million in third-quarter 2021, compared to $0.6 million below breakeven in third-quarter 2020. For a reconciliation of net loss attributable to common stockholders to EBITDA, see the supplemental schedule, “EBITDA,” on page VI.
•In September 2021, Stratus announced its plans for Block 150, now known as The Annie B, a proposed luxury multi-family high-rise development with ground-level retail in downtown Austin, Texas. The financing transactions to purchase the land for The Annie B and fund additional predevelopment costs included a land loan and the sale of Class B limited partnership interests in a private placement offering.

•During the third quarter of 2021, Stratus began construction on The Saint June, a 182-unit multi-family project within the Amarra subdivision in Barton Creek. In July 2021, an unrelated equity investor acquired a 65.87 percent interest in The Saint June partnership for $16.3 million.
•In August 2021, Stratus announced new development plans for Magnolia Place, an H-E-B, LP (H-E-B) grocery shadow-anchored, mixed-use project in Magnolia, Texas, and entered into a $14.8 million construction loan to complete financing for the first phase of development of the project.
•Stratus’ W Austin Hotel and its entertainment venues, ACL Live and 3TEN ACL Live, saw significant improvements in revenues in third-quarter 2021 compared with third-quarter 2020. The W Austin Hotel has remained open during the COVID-19 pandemic, and while the pandemic continues to negatively impact the hospitality industry, the W Austin Hotel continued to see improvement in some of its key metrics during third-quarter 2021. As of August 2021, ACL Live and 3TEN ACL Live are operating at full capacity, which contributed to substantially improved revenues for the third quarter of 2021.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “Our work in the recent quarter reflects the quality of our team. The announced sale of the iconic Block 21 property is a direct result of their focus and dedication to position this property well throughout the COVID-19 pandemic. Additionally, we expect to sell The Santal at an approximate 96 percent premium to the property’s estimated net asset value. These two anticipated sales are examples of our successful execution of our full cycle development strategy and our focus on optimizing value for our shareholders. The Stratus Board is considering opportunities for the use of proceeds from these sales, which could include a combination of further deleveraging, returning cash to shareholders and reinvesting in our robust pipeline. I am very proud of all that the Stratus team accomplished in the recent quarter, and I am excited about the opportunities we are pursuing to continue delivering strong returns for all our shareholders.”
Summary Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In Thousands) (Unaudited)
Revenues
Real Estate Operations	$955	$5,030	$8,360	$19,267
Leasing Operations	5,970	6,030	16,821	17,923
Hotel	5,236	1,614	11,349	8,619
Entertainment	3,660	367	5,927	4,826
Corporate, eliminations and other	(341)	(240)	(886)	(769)
Total consolidated revenue	$15,480	$12,801	$41,571	$49,866

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	(In Thousands, Except Per Share Amounts) (Unaudited)
Operating (loss) income
Real Estate Operations	$(1,661)	[a]	$1,388		$(195)	[a]	$3,441
Leasing Operations	1,823		1,186		27,293	[b]	1,836	[c]
Hotel	46		(2,594)		(2,362)		(5,300)
Entertainment	409		(1,267)		(1,167)		(2,226)
Corporate, eliminations and other[d]	(5,621)		(2,937)		(16,804)		5,863	[e]
Total consolidated operating (loss) income	$(5,004)		$(4,224)		$6,765		$3,614

Net loss attributable to common stockholders	$(3,764)	[f]	$(15,078)	[g]	$(4,983)	[f]	$(12,014)	[g]

Basic and diluted net loss per share	$(0.46)		$(1.84)		$(0.61)		$(1.46)

EBITDA	$2,009		$(626)		$12,792		$15,659

Capital expenditures and purchases and development of real estate properties	$30,292	[h]	$3,883		$37,549	[h]	$16,935

Diluted weighted-average shares of common stock outstanding	8,239		8,214		8,232		8,208
a.Includes a $625 thousand impairment charge for the multi-family tract of land at Kingwood Place that is under contract to sell for $5.5 million.
b.Includes a $22.9 million gain on the January 2021 sale of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community.
c.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
d.Includes consolidated general and administrative expenses and eliminations of intersegment amounts. The increase in third-quarter 2021, compared to third-quarter 2020, is primarily the result of a $2.6 million increase in employee incentive compensation costs associated with Stratus’ Profit Participation Incentive Plan (PPIP) resulting primarily from an increased valuation for The Santal. The increase for the first nine months of 2021, compared to the first nine months of 2020, is primarily the result of a $4.0 million increase in employee incentive compensation costs, including those associated with the PPIP, and increased consulting, legal and public relation costs for Stratus' successful proxy contest and the real estate investment trust (REIT) exploration process totaling $3.8 million.
e.Includes $15.0 million in income from earnest money received as a result of Ryman's termination in May 2020 of the 2019 agreements to purchase Block 21.
f.Includes a $3.7 million gain related to forgiveness of substantially all of Stratus’ PPP loan.
g.Includes a $9.6 million tax charge to record a valuation allowance on Stratus’ deferred tax assets.
h.Includes the purchase of The Annie B land for $22.5 million.
The decrease in revenue and increase in operating loss from the Real Estate Operations segment in third-quarter 2021, compared to third-quarter 2020, primarily reflect a decrease in the number of lots sold during third-quarter 2021 as available inventory decreased. As of September 30, 2021, Stratus had only two unsold developed Amarra Drive Phase III lots. During third-quarter 2021, Stratus sold a pad site at West Killeen Market for $750 thousand, and only one unsold pad site remains at West Killeen Market.

The decrease in revenue from the Leasing Operations segment in third-quarter 2021, compared to third-quarter 2020, primarily reflects the sale of The Saint Mary in first-quarter 2021, partly offset by an increase in revenue at Lantana Place. The Saint Mary had rental revenue of $0.9 million in third-quarter 2020. Operating income from the Leasing Operations segment in third-quarter 2021, compared to third-quarter 2020, increased primarily because of the absence of costs and depreciation associated with The Saint Mary after this property was sold in the first quarter of 2021. Despite the pandemic, Stratus has retained substantially all of its pre-pandemic retail tenants, added new tenants, and all of its tenants are currently paying rent per their leases, as well as monthly payments pursuant to previously disclosed base rent deferral arrangements as applicable.

The increases in revenue and operating income from the Hotel segment in third-quarter 2021, compared to third-quarter 2020, are primarily a result of higher room reservations and food and beverage sales as the impacts of the COVID-19 pandemic continued to lessen during third-quarter 2021. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average total rooms available, was $121 in third-quarter 2021, compared to $36 in third-quarter 2020. The 40 percent average occupancy rate in the third quarter of 2021 was higher than the 16 percent average occupancy rate in the third quarter of 2020 and the 33 percent average occupancy rate in the second quarter of 2021.

The increases in revenue and operating income from the Entertainment segment in third-quarter 2021, compared to third-quarter 2020, primarily reflect an increase in the number of events hosted at ACL Live and 3TEN ACL Live as the impacts of the COVID-19 pandemic continued to lessen during third-quarter 2021. In addition, Stratus has resumed recognizing revenue from sponsorships and sales of personal seat licenses and suites, which had been suspended during the period in which the entertainment venues were closed. Seating capacity remained limited at Stratus’ entertainment venues until opening up to full capacity in August 2021.

General and administrative expenses, included in corporate, eliminations and other, increased to $5.4 million in third-quarter 2021, compared to $2.9 million in third-quarter 2020, primarily reflecting a $2.6 million increase in employee incentive compensation costs associated with Stratus’ PPIP resulting primarily from an increased valuation for The Santal. Additional expense of up to $4.0 million may be recognized upon the closing of the sale of the property.

If completed, the sales of The Santal and Block 21 will result in Stratus receiving substantial cash proceeds, estimated to be approximately $145 million after tax (approximately $50 million relating to The Santal and $95 million relating to Block 21, including $6.9 million to be escrowed). The Stratus Board of Directors (Board) and management team are engaged in a strategic planning process, which includes consideration of the uses of proceeds from the sales and of Stratus’ long-term business strategy. Potential uses of proceeds may include a combination of further deleveraging, returning cash to shareholders and reinvesting in Stratus' robust project pipeline. These factors may impact Stratus' evaluation of a potential conversion to a REIT.

Debt and Liquidity
At September 30, 2021, consolidated debt totaled $295.4 million and consolidated cash totaled $23.2 million, compared with consolidated debt of $276.7 million and consolidated cash of $12.4 million at December 31, 2020. Consolidated debt at both dates excluded The Santal loan of approximately $75 million and at December 31, 2020, also excluded The Saint Mary construction loan of approximately $25 million, as a result of these properties being classified as held for sale at those dates. Of the consolidated debt at September 30, 2021, approximately $138 million is expected to be assumed by Ryman as part of the purchase price for Block 21. As of September 30, 2021, Stratus had $5.6 million available under its $60.0 million Comerica Bank credit facility, with a $150 thousand letter of credit committed against the credit facility.

In August 2021, a Stratus subsidiary entered into a $14.8 million, three-year construction loan to finance the first phase of development of Magnolia Place. As of September 30, 2021, no amounts were outstanding under this loan, which matures in August 2024. The remaining estimated costs for the first phase of development are being funded by equity contributed by Stratus. Magnolia Place is currently planned to consist of 4 retail buildings totaling approximately 35,000 square feet, 5 retail pad sites to be sold or ground leased, 194 single-family lots and approximately 500 multi-family units. The first phase of development is expected to consist of 2 retail buildings totaling approximately 19,000 square feet, all 5 pad sites, and the road, utility and drainage infrastructure necessary to support the entire development. Stratus continues to evaluate a sale of the single-family component. H-E-B recently began construction on its 95,000-square-foot grocery store on an adjoining 18-acre site owned by H-E-B.

In September 2021, a Stratus subsidiary completed financing transactions from which a portion of the proceeds were used to purchase the land for The Annie B, a proposed luxury high-rise rental project in downtown Austin, Texas. The proceeds will also be used to fund predevelopment costs of the project. These financing transactions included (i) a $14.0 million land loan and (ii) $11.7 million from the sale of Class B limited partnership interests in a private placement offering, along with $3.9 million in cash and pursuit costs contributed by wholly owned subsidiaries of Stratus. Upon completion of the private placement offering, Stratus holds, in the aggregate, a 25 percent indirect equity capital interest in the limited partnership.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $37.5 million for the first nine months of 2021, primarily related to the purchase of the land for The Annie B and development of The Saint June and other Barton Creek properties including Amarra Villas, and the Lantana Place and Magnolia Place projects, compared with $16.9 million for the first nine months of 2020, primarily related to the development of Kingwood Place, Lantana Place and Barton Creek properties and the purchase of an office building in Austin.

Stratus projects that it will be able to meet its debt service and other cash obligations for at least the next 12 months. Stratus’ projections are based on many assumptions, including that Stratus completes the sales of Block 21 and The Santal or, regardless of completion of such dispositions, that Stratus is able to extend or refinance the Comerica Bank credit facility and loans at West Killeen and New Caney, which Stratus believes it will be able to do. No assurances can be given that the results anticipated by Stratus’ projections will occur.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited third-quarter 2021 financial and operating results today, November 15, 2021, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and +1 (412) 902-6766 for international access. A replay of the conference call will be available until November 29, 2021, by dialing (877) 344-7529 for domestic access and by dialing +1 (412) 317-0088 for international access. Please use replay ID: 10161223. The replay will also be available on Stratus’ website at stratusproperties.com until November 29, 2021.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to whether and when the sale of Block 21 and The Santal will be completed, Stratus’ estimated gains and net cash proceeds from the sales of Block 21 and The Santal and potential uses of such proceeds, the impacts of the COVID-19 pandemic, Stratus’ ability to meet its future debt service and other cash obligations, Stratus’ ability to ramp-up operations at Block 21 according to its currently anticipated timeline, Stratus’ ability to continue to hold events at its venues, Stratus' ability to collect rents timely, future cash flows and liquidity, Stratus’ ability to comply with or obtain waivers of financial and other covenants in debt agreements, the results of the Board’s strategic planning process, Stratus’ expectations about the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district reimbursements for infrastructure costs, regulatory matters, leasing activities, tax rates, the impact of interest rate changes, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank credit facility, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent. The declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank credit facility, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the sale of Block 21 or The Santal, or result in the termination of the agreements to sell Block 21 or The Santal, risks relative to the COVID-19 pandemic (including any resurgences related to the spread of COVID-19 variants) and its economic effects, the results of the Board’s strategic planning process, Stratus’ ability to pay or refinance its debt or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, Stratus’ ability to ramp up operations at Block 21, collect anticipated rental payments and close projected asset sales, the availability and terms of financing for development projects and other corporate purposes, the implementation, operational, financing and tax complexities to be evaluated and addressed before Stratus’ Board decides whether to recommend a REIT conversion to shareholders, the ability of Stratus to qualify as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, Stratus’ ability to complete the steps that must be taken in order to convert to a REIT and the timing thereof, the potential costs of converting to and operating as a REIT, whether Stratus’ Board will determine that conversion to a REIT is in the best interests of Stratus’ shareholders, whether shareholders will approve changes to Stratus’ organizational documents consistent with a public REIT structure, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, Stratus’ ability to increase and/or maintain attendance at its venues, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, which may result in refunds to customers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, each filed with the U.S. Securities and Exchange Commission (SEC).

Stratus can provide no assurance as to when, if at all, it will convert to a REIT. Stratus can give no assurance that its Board will approve a conversion to a REIT, even if there are no impediments to such conversion. Stratus’ exploration of a potential REIT conversion may divert management's attention from traditional business concerns. If Stratus determines to convert to a REIT, Stratus cannot give assurance that it will qualify or remain qualified as a REIT.

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus’ recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus’ net loss attributable to common stockholders to EBITDA is included in the supplemental schedule of this press release.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.
A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2021		2020		2021		2020
Revenues:
Real estate operations	$900		$5,025		$8,296		$19,254
Leasing operations	5,723		5,807		16,098		17,257
Hotel	5,198		1,596		11,251		8,537
Entertainment	3,659		373		5,926		4,818
Total revenues	15,480		12,801		41,571		49,866
Cost of sales:
Real estate operations	1,845		3,578		7,824		15,754
Leasing operations	2,667		2,789		7,443		9,941	[a]
Hotel	4,312		3,318		11,076		10,983
Entertainment	2,781		1,143		5,646		5,449
Depreciation	2,832		3,329		8,758		10,339
Total cost of sales	14,437		14,157		40,747		52,466
General and administrative expenses	5,422	[b]	2,868		16,365	[b]	8,786
Impairment of real estate[c]	625		—		625		—
Income from forfeited earnest money	—		—		—		(15,000)	[d]
Gain on sale of assets	—		—		(22,931)	[e]	—
Total	20,484		17,025		34,806		46,252
Operating (loss) income	(5,004)		(4,224)		6,765		3,614
Interest expense, net	(2,859)		(3,587)		(8,666)		(11,168)
Net gain on extinguishment of debt	3,680		—		3,454		—
Other income, net	70		85		74		114
(Loss) income before income taxes and equity in unconsolidated affiliates' loss	(4,113)		(7,726)		1,627		(7,440)
Provision for income taxes	(82)		(7,536)	[f]	(351)		(6,166)	[f]
Equity in unconsolidated affiliates' loss	(2)		(9)		(11)		(9)
Net (loss) income and total comprehensive (loss) income	(4,197)		(15,271)		1,265		(13,615)
Total comprehensive loss (income) attributable to noncontrolling interests in subsidiaries[g]	433		193		(6,248)		1,601
Net loss and total comprehensive loss attributable to common stockholders	$(3,764)		$(15,078)		$(4,983)		$(12,014)

Basic and diluted net loss per share attributable to common stockholders	$(0.46)		$(1.84)		$(0.61)		$(1.46)

Basic and diluted weighted-average common shares outstanding	8,239		8,214		8,232		8,208

a.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
b.The increase in third-quarter 2021, compared to third-quarter 2020, is primarily the result of a $2.6 million increase in employee incentive compensation costs associated with Stratus’ Profit Participation Incentive Plan (PPIP) resulting primarily from an increased valuation for The Santal. The increase for the first nine months of 2021, compared to the first nine months of 2020, is primarily the result of a $4.0 million increase in employee incentive compensation costs, including those associated with the PPIP, and increased consulting, legal and public relation costs for Stratus' successful proxy contest and the real estate investment trust (REIT) exploration process totaling $3.8 million.
c.Represents the difference by which the fair value of the multi-family tract of land at Kingwood Place, based on the contractual sale price, less estimated selling costs was less than its carrying value.
d.Represents income from earnest money received as a result of Ryman Hospitality Properties, Inc.’s (Ryman’s) termination in May 2020 of the 2019 agreements to purchase Block 21.
e.Represents the gain on the January 2021 sale of The Saint Mary.
f.Includes a $9.6 million tax charge to record a valuation allowance on Stratus’ deferred tax assets.
g.Represents noncontrolling interest partners’ share in the results of the consolidated projects that they participate in, primarily The Saint Mary. Of the amount for the nine months ended September 30, 2020, $573 thousand relates to losses incurred prior to 2020.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2021		December 31, 2020
ASSETS
Cash and cash equivalents	$23,169		$12,434
Restricted cash	36,452		21,749
Real estate held for sale	1,773		4,204
Real estate under development	144,666		98,137
Land available for development	42,564		53,432
Real estate held for investment, net	211,972		217,369
Lease right-of-use assets	10,634		10,871
Other assets	20,606		20,093
Assets held for sale	67,264		105,727
Total assets	$559,100		$544,016

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$10,541		$8,047
Accrued liabilities, including taxes	10,066		12,698
Debt	295,394		276,712
Lease liabilities	13,888		13,269
Deferred gain	5,253		6,173
Other liabilities	21,382		16,709
Liabilities held for sale	75,174		100,644
Total liabilities	431,698		434,252

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	94		94
Capital in excess of par value of common stock	188,553		186,777
Accumulated deficit	(71,340)		(66,357)
Common stock held in treasury	(21,753)		(21,600)
Total stockholders' equity	95,554		98,914
Noncontrolling interests in subsidiaries	31,848	[a]	10,850
Total equity	127,402		109,764
Total liabilities and equity	$559,100		$544,016

a.Increase relates to (i) contributions from noncontrolling interest owners of $28.0 million for The Saint June and Block 150 limited partnerships and (ii) $6.7 million of the gain from the sale of The Saint Mary allocated to noncontrolling interest owners, partly offset by distributions to noncontrolling interest owners of $13.2 million, primarily related to the sale of The Saint Mary.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2021	2020
Cash flow from operating activities:
Net income (loss)	$1,265	$(13,615)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	8,758	10,339
Cost of real estate sold	4,028	10,692
Impairment of real estate	625	—
Gain on sale of assets	(22,931)	—
Net gain on extinguishment of debt	(3,454)	—
Amortization of debt issuance costs and stock-based compensation	1,468	1,601
Equity in unconsolidated affiliates' loss	11	9
Deferred income taxes	—	12,277
Purchases and development of real estate properties	(30,841)	(11,607)
Increase in other assets	(997)	(2,974)
Increase (decrease) in accounts payable, accrued liabilities, deposits and other	5,699	(6,263)
Net cash (used in) provided by operating activities	(36,369)	459

Cash flow from investing activities:
Capital expenditures	(6,708)	(5,328)
Proceeds from sale of assets	59,488	—
Payments on master lease obligations	(1,019)	(1,093)
Other, net	36	(9)
Net cash provided by (used in) investing activities	51,797	(6,430)

Cash flow from financing activities:
Borrowings from credit facility	37,700	18,800
Payments on credit facility	(26,778)	(25,975)
Borrowings from project loans	39,445	15,690
Payments on project and term loans	(53,330)	(7,584)
Stock-based awards net payments	(132)	(79)
Distributions to noncontrolling interests	(13,227)	—
Noncontrolling interests’ contributions	27,977	—
Financing costs	(1,645)	(423)
Net cash provided by financing activities	10,010	429
Net increase (decrease) in cash, cash equivalents and restricted cash	25,438	(5,542)
Cash, cash equivalents and restricted cash at beginning of year	34,183	38,591
Cash, cash equivalents and restricted cash at end of period	$59,621	$33,049

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek community; the Circle C community; and the Lantana community, including a portion of Lantana Place planned for a future multi-family phase); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (a vacant pad site at West Killeen Market); and in Magnolia, Texas (Magnolia Place), Kingwood, Texas (land for future multi-family development and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes The Santal, West Killeen Market, office and retail space at Block 21 and completed portions of Lantana Place, Jones Crossing and Kingwood Place. In September 2021, Stratus entered into an agreement to sell The Santal for $152.0 million. The sale is expected to close in December 2021.

The Hotel segment includes the W Austin Hotel located at Block 21 in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at Block 21. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.

In October 2021, Stratus entered into new agreements to sell Block 21 for $260.0 million. The transaction is targeted to close near year-end 2021. The sale of Block 21 will include the W Austin Hotel, ACL Live, 3TEN ACL Live and the office and retail space at Block 21.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]		Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]		Total
Three Months Ended September 30, 2021:
Revenues:
Unaffiliated customers	$900		$5,723		$5,198	$3,659	$—		$15,480
Intersegment	55		247		38	1	(341)		—
Cost of sales, excluding depreciation	1,945		2,547		4,312	2,905	(104)		11,605
Depreciation	46		1,600		878	346	(38)		2,832
General and administrative expenses	—		—		—	—	5,422	[c]	5,422
Impairment of real estate	625	[d]	—		—	—	—		625
Operating (loss) income	$(1,661)		$1,823		$46	$409	$(5,621)		$(5,004)
Capital expenditures and purchases and development of real estate properties	$25,962	[e]	$4,138		$177	$15	$—		$30,292
Total assets at September 30, 2021	211,405		194,143	[f]	91,779	35,222	26,551		559,100
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	Real Estate Operations[a]	Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended September 30, 2020:
Revenues:
Unaffiliated customers	$5,025	$5,807		$1,596	$373	$—	$12,801
Intersegment	5	223		18	(6)	(240)	—
Cost of sales, excluding depreciation	3,585	2,793		3,317	1,242	(109)	10,828
Depreciation	57	2,051		891	392	(62)	3,329
General and administrative expenses	—	—		—	—	2,868	2,868
Operating income (loss)	$1,388	$1,186		$(2,594)	$(1,267)	$(2,937)	$(4,224)
Capital expenditures and purchases and development of real estate properties	$2,952	$716		$213	$2	$—	$3,883
Total assets at September 30, 2020	160,890	236,970	[f]	93,666	35,495	16,198	543,219

Nine Months Ended September 30, 2021:
Revenues:
Unaffiliated customers	$8,296		$16,098		$11,251	$5,926	$—		$41,571
Intersegment	64		723		98	1	(886)		—
Cost of sales, excluding depreciation	7,781		7,456		11,076	6,000	(324)		31,989
Depreciation	149		5,003		2,635	1,094	(123)		8,758
General and administrative expenses	—		—		—	—	16,365	[c]	16,365
Impairment of real estate	625	[d]	—		—	—	—		625
Gain on sale of assets	—		(22,931)	[g]	—	—	—		(22,931)
Operating (loss) income	$(195)		$27,293		$(2,362)	$(1,167)	$(16,804)		$6,765
Capital expenditures and purchases and development of real estate properties	$30,841	[e]	$6,273		$392	$43	$—		$37,549

Nine Months Ended September 30, 2020:
Revenues:
Unaffiliated customers	$19,254	$17,257		$8,537		$4,818		$—		$49,866
Intersegment	13	666		82		8		(769)		—
Cost of sales, excluding depreciation	15,653	9,955	[h]	10,992	[i]	5,773		(246)		42,127
Depreciation	173	6,132		2,927	[j]	1,279	[j]	(172)		10,339
General and administrative expenses	—	—		—		—		8,786		8,786
Income from forfeited earnest money	—	—		—		—		(15,000)	[k]	(15,000)
Operating income (loss)	$3,441	$1,836		$(5,300)		$(2,226)		$5,863		$3,614
Capital expenditures and purchases and development of real estate properties	$11,607	$4,681		$523		$124		$—		$16,935
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.The increase in third-quarter 2021, compared to third-quarter 2020, is primarily the result of a $2.6 million increase in employee incentive compensation costs associated with Stratus’ PPIP resulting primarily from an increased valuation for The Santal. The increase for the first nine months of 2021, compared to the first nine months of 2020, is primarily the result of a $4.0 million increase in employee incentive compensation costs, including those associated with the PPIP, and increased consulting, legal and public relation costs for Stratus' successful proxy contest and the REIT exploration process totaling $3.8 million.
d.Represents the difference by which the fair value of the multi-family tract of land at Kingwood Place, based on the contractual sale price less selling costs, was less than Stratus' carrying value of the land.
e.Includes the purchase of The Annie B land for $22.5 million.
f.Includes assets held for sale at The Santal totaling $67.3 million at September 30, 2021, and The Santal and The Saint Mary, totaling $106.1 million at September 30, 2020.
g.Represents the gain on the January 2021 sale of The Saint Mary.
h.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
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i.Includes a $0.8 million credit related to a business interruption insurance claim filed as a result of water and smoke damage in the W Austin Hotel in January 2018.
j.Includes a $202 thousand adjustment in the Hotel segment and an $89 thousand adjustment in the Entertainment segment for the period in December 2019 when the hotel and entertainment venues were held for sale and, therefore, not depreciated.
k.Represents income from earnest money received as a result of Ryman’s termination in May 2020 of the 2019 agreements to purchase Block 21.

RECONCILIATION OF NON-GAAP MEASURE
EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net loss attributable to common stockholders to EBITDA follows (in thousands).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
Net loss attributable to common stockholders	$(3,764)	[a]	$(15,078)		$(4,983)	[a,b]	$(12,014)	[c]
Depreciation	2,832		3,329		8,758		10,339
Interest expense, net	2,859		3,587		8,666		11,168
Provision for income taxes	82		7,536	[d]	351		6,166	[d]
EBITDA	$2,009		$(626)		$12,792		$15,659
a.Includes a $3.7 million gain related to forgiveness of Stratus’ Paycheck Protection Program loan and a $625 thousand impairment charge for the multi-family tract of land at Kingwood Place that is under contract to sell for $5.5 million.
b.Includes a gain on the sale of The Saint Mary of $22.9 million ($16.2 million net of noncontrolling interests).
c.Includes $15.0 million in income from earnest money received as a result of Ryman’s termination in May 2020 of the 2019 agreements to purchase Block 21 and a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
d.Includes a $9.6 million tax charge to record a valuation allowance on Stratus’ deferred tax assets.
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